                                                                    EXHIBIT 99.1

                           EXECUTIVE COMPENSATION OF
                        DUQUESNE LIGHT COMPANY EXECUTIVE
                    OFFICERS FOR 1995 AND SECURITY OWNERSHIP
                      OF DUQUESNE LIGHT COMPANY DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF FEBRUARY 21, 1996

Compensation

          The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the Chairman of the Board and Chief Executive Officer and the four highest-paid executive officers of Duquesne Light Company ("Duquesne") for service during the periods indicated. Messrs. von Schack, Marshall, Schwass, and Roque are executive officers of DQE and Duquesne. The titles listed are those held for Duquesne, and the amounts shown for 1994 and 1995 are for service to Duquesne only. Total compensation amounts are shown in the DQE Proxy Statement. This information is incorporated here by reference. Ms. Green is an executive officer of Duquesne only, and the amounts shown are for services in that capacity.


                          SUMMARY COMPENSATION TABLE

                                        Annual Compensation                    Long-Term Compensation
                                ------------------------------------   ------------------------------------------
                                                                                    Awards              Payouts
                                                                       -----------------------------   ----------
(a)                      (b)      (c)       (d)           (e)             (f)              (g)             (h)       (i)
                                                         Other           Other         Securities                    All
                                                         Annual        Restricted      Underlying                   Other
                                                        Compen-          Stock         Performance        LTIP     Compen-
     Name and                   Salary     Bonus         sation         Award(s)      Options/SARs       Payouts   sation
Principal Position       Year     ($)      ($)(1)        ($)(2)           ($)             (#)(3)           ($)     ($)(2)
--------------------------------------------------------------------------------------------------------------------------
W. W. von Schack         1995   375,320   166,079         149,150          0          141,926 (4)           0        3,794
  Chairman, President    1994   393,360   163,240         155,272          0          155,000               0        4,014
  and CEO                1993   440,000   154,880         355,847          0           59,860               0        4,497

D. D. Marshall           1995   199,033    73,998          23,814          0           54,212 (4)           0        3,660
  President & COO        1994   171,638    48,450           6,997          0           52,813               0        4,033
                         1993   185,000    52,250          26,687          0           21,203               0        4,497

G. L. Schwass            1995   184,817    67,174          51,724          0           52,493 (4)           0        3,794
  Senior Vice Pres.      1994   171,638    57,000          19,073          0           52,813               0        3,739
  and CFO                1993   185,000    57,000          39,395          0           26,091               0        4,497

D. L. Green              1995   184,000    51,900          44,268          0           28,954               0        4,460
  Sr. Vice President     1994   166,333    49,500          16,319          0           35,469               0        4,482
                         1993   160,500    49,500          34,480          0           13,931               0        4,497

V. A. Roque (5)          1995   149,275    44,783         183,478 (6)      0           27,067 (4)           0        3,830
  Vice President and
  General Counsel

(1) The amount of any bonus compensation is determined annually in each year based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2) Amounts of Other Annual Compensation are connected to the funding of service obligations for non-qualified pension benefits due to tax law changes and to ERISA

                                                                   Exhibit 99.1

     requirements. Amounts of All Other Compensation shown are Company match contributions during 1993, 1994, and 1995 under the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees.

(3) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. The stock options are subject to vesting (exercisability) based on Company and individual performance and achievement of specified goals and objectives. Of the original amount of 1993 stock options granted, Messrs. von Schack and Marshall have lost 6,107 and 939 stock options, respectively. Of the amount of 1994 stock options granted, Messrs. von Schack and Marshall have lost 3,988 and 2,673 stock options, respectively. Of the amount of 1995 stock options granted, Messrs. von Schack and Marshall have lost 1,524 and 347 stock options, respectively.

(4) The 1995 option figures have been adjusted to reflect the three-for-two stock split effective May 24, 1995.

(5) Mr. Roque joined the Company on November 1, 1994 as General Counsel and was elected Vice President and General Counsel on April 19, 1995.

(6) Reimbursement for moving expenses, including sale of residence and income taxes.


Supplemental Tables

     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1995 under the Plan.

     Option grants in 1995 were structured to align compensation with the creation of value for common stockholders. For example, should DQE stock rise 50% in value over the ten-year option term (from $30.75 per share to $46.125 per share), stockholder value would increase an estimated $1,225,824,642, while the value of the grants to the individuals listed below would increase an estimated
 .67% ($8,215,571) of the total gain realized by all stockholders.


                  OPTION/SAR GRANTS IN LAST FISCAL YEAR/(6)/
                               Individual Grants

    (a)                     (b)                 (c)            (d)           (e)           (f)
                         Number of          % of Total
                         Securities        Options/SARs      Exercise                     Grant
                         Underlying         Granted to       or Base                      Date
                        Options/SARS         Employees        Price      Expiration      Present
    Name                  Granted (#)      in Fiscal Year    ($/Sh)(4)      Date       Value ($)(5)
---------------------------------------------------------------------------------------------------
W. W. von Schack          77,951 (1)            16.0%         21.6667      03/28/05       188,643 *
                          63,975 (2)            13.1%         23.9375      06/27/05       165,695 *
D. D. Marshall            10,793 (3)             1.8%         21.7500      07/31/98        19,751 *
                             752 (3)             0.1%         21.7500      07/23/01         1,654 *
                          11,625 (3)             2.0%         27.3750      07/23/01        32,434 *
                          34,448 (1)             7.1%         21.6667      03/28/05        83,365 *
G. L. Schwass              3,039 (3)             0.5%         21.6250      07/31/98         5,561 *
                           8,897 (3)             1.5%         21.6250      07/23/01        19,395 *
                          13,256 (3)             2.3%         27.3750      07/23/01        36,454 *
                          31,004 (1)             6.3%         21.6667      03/28/05        75,030 *
D. L. Green               23,954 (1)             4.1%         21.6667      03/28/05        57,969 *
                           5,000 (2)             0.8%         24.0625      06/26/05        13,100 *
V. A. Roque               20,669 (1)             4.2%         21.6667      03/28/05        50,019 *
                           6,398 (2)             1.3%         21.6667      03/28/05        15,482 *

 * The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent performance stock options with tandem stock appreciation rights. The Compensation Committee determined the number of stock option/stock appreciation rights that will vest in 1996 based on 1995 performance. Fifty percent of the award vests immediately, although there is a six-month holding period, and the remaining 50% vests one year later. Vesting will be accelerated on the occurrence of a change in control as provided in the Plan. These grants do not include dividend equivalents.

(2) These grants represent performance stock options with dividend equivalents which are not presently exercisable. Awards are made over a three-year period and are determined on the basis of individual achievement of strategic goals and objectives.

(3) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options under the terms of the Plan. These reload options include tandem stock appreciation rights and dividend equivalent accounts.

(4) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months.

(5) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the options expiring on March 28, 2005 ($21.6667 exercise price); June 26, 2005 ($24.0625 exercise price); June 27, 2005 ($23.9375 exercise price); July 31, 1998 ($21.6250 and $21.7500 exercise prices); July 23, 2001 ($21.7500, $27.3750 [D. D. Marshall],
     $21.6250, and $27.3750 [G. L. Schwass] exercise prices) was calculated assuming an option life of 10.0; 10.0; 10.0, 3.5; 3.5; 6.5; 5.7; 6.5; and
     5.7 years, respectively; a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported on the grant date (7.14%; 6.11%, 6.14%; 7.42%; 7.34%; 7.45%, 5.84%, 7.51%, and 5.76%, respectively); a quarterly dividend of $0.30 as of the option grant date (split adjusted for grants prior to May 24, 1995), with an expected growth rate of 4.5% per year as estimated by "Value Line"; and an expected stock price volatility over the same length of time as the option life, as reported on the grant date (17.85%; 18.13%; 18.13%, 12.03%; 12.03%; 13.47%; 12.64%; 13.47%; and 12.83%
     per month, respectively). No adjustments to the grant date present values have been made with respect to exercise restrictions, cancellation, or early exercise.

(6) All grants have been adjusted to reflect the DQE three-for-two stock split effective May 24, 1995.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

      (a)                (b)              (c)                 (d)                     (e)
                                                           Number of               Value of
                                                          Securities              Unexercised
                                                     Underlying Unexercised       in-the-Money
                       Number of                        Options/SARs at          Options/SARs at
                       Securities                     Fiscal Year-End (#)(6)      Year-End ($)(7)
                       Underlying        Value       -----------------------    ------------------
                      Options/SARs      Realized         Exercisable/             Exercisable/
     Name            Exercised (#)       ($)(5)          Unexercisable            Unexercisable
----------------------------------------------------------------------------------------------------
W. W. von Schack        55,313 (1)       657,992         419,265 / 59,601         4,901,739 / 603,922

D. D. Marshall          22,300 (2)       280,302          73,435 / 29,618          815,276 / 221,943
                        49,214 (3)       307,458

G. L. Schwass           23,581 (2)       225,243         132,585 / 33,754         1,425,169 / 252,036
                        36,654 (1)       398,320

D. L. Green             35,136 (1)       215,273          83,897 / 17,300         1,127,638 / 174,301

V. A. Roque                  0                 0             3,938 / 0                  42,333 / 0


(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously-owned DQE Common Stock.

(3)  Stock appreciation rights exercised for cash.

(4)  Stock options exercised for stock by tendering cash.

(5) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the date of exercise.

(6) The numbers set forth do not include options/SARs previously granted (including those granted in 1995) but not yet earned. The number to be earned will be based on individual performance and could range from zero to the following numbers for the named officers, respectively: 248,885 ($2,200,384); 73,097 ($712,960); 77,135 ($749,639); 48,454 ($454,142); and
     42,793 ($407,138). These options may be earned by the officer over future periods from one to three years as established with each option grant.

(7) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock at December 29, 1995.

Retirement Plan

     The following table illustrates the estimated annual benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                               PENSION PLAN TABLE

   Highest
 Consecutive
  Five-Year                                    Years of Service
  Average       ------------------------------------------------------------------------
Compensation        5           10        15        20        25        30        35
------------    ---------   ----------  --------  --------  --------  --------  --------
    $125,000      $10,000     $ 21,000  $ 31,000  $ 41,000  $ 51,000  $ 59,000  $ 65,000
    $150,000      $13,000     $ 25,000  $ 38,000  $ 50,000  $ 63,000  $ 72,000  $ 80,000
    $175,000      $15,000     $ 30,000  $ 44,000  $ 59,000  $ 74,000  $ 85,000  $ 94,000
    $200,000      $17,000     $ 34,000  $ 51,000  $ 68,000  $ 85,000  $ 98,000  $108,000
    $300,000      $26,000     $ 52,000  $ 78,000  $104,000  $130,000  $150,000  $165,000
    $400,000      $35,000     $ 70,000  $105,000  $140,000  $175,000  $201,000  $221,000
    $500,000      $44,000     $ 88,000  $132,000  $176,000  $220,000  $253,000  $278,000
    $600,000      $53,000     $106,000  $159,000  $212,000  $265,000  $304,000  $334,000
    $700,000      $62,000     $124,000  $186,000  $248,000  $310,000  $356,000  $391,000
    $800,000      $71,000     $142,000  $213,000  $284,000  $355,000  $408,000  $448,000
    $900,000      $80,000     $160,000  $240,000  $320,000  $400,000  $459,000  $504,000
    $950,000      $85,000     $169,000  $254,000  $338,000  $423,000  $485,000  $532,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The credited years of service for Messrs. von Schack, Marshall, and Schwass are 30, 18, and 20, respectively. Ms. Green had 15 years of credited service and current five-year covered compensation of $205,499. Mr. Roque had 2 years of credited service and current covered compensation from date of hire on November 1, 1994 of $175,000.

Employment Agreements

     DQE and Duquesne entered into a four-year employment agreement with Mr. von Schack and three-year agreements with Messrs. Schwass and Marshall. Duquesne also entered into a three-year agreement with Ms. Green. Each agreement is subject to automatic one-year renewals unless prior written notice of termination is given by the officer or the Company.

     The agreements provide, among other things, that each executive serve in his or her present position at an annual base salary of at least $440,000 for Mr. von Schack; at least $190,000 for each of Messrs. Schwass and Marshall; and at least $165,000 for Ms. Green, subject to periodic review, and for the participation of each in executive compensation and other employee benefit plans of the companies.

     If any of the officers is discharged other than for cause or resigns for good reason, then, in addition to any amounts earned but not paid as of the date of termination, he or she would receive in a cash lump sum the balance of his or her base salary for the remaining term of the agreement; a bonus amount of the remaining term of the agreement calculated at a rate equivalent to his or her prior year's bonus; and the actuarial equivalent of the additional pension he or she would have accrued had his or her service for pension purposes continued until the expiration of the agreement. In addition, the officer would be entitled to immediate vesting (or the redemption in cash) of all of his or her stock-based awards. Mr. von Schack's agreement also provides (1) for continued payment of base salary and bonus amounts for the remaining term of the agreement if his employment is terminated due to death or disability and (2) for him to be made whole for the payment of any such federal excise taxes, interest or penalties in the event that any payments would subject him to such federal excise tax or interest or penalties with respect to such excise tax.


Beneficial Ownership of Stock

     The following list shows all equity securities of DQE (Common Stock only) and Duquesne (Preferred and Preference Stock only), beneficially owned by all directors and executive officers of Duquesne as a group (20 persons) as of February 21, 1996, including shares owned by officers and directors jointly with other persons:

                            Shares          Shares
                         Beneficially     Outstanding
Title of Class              Owned      February 21, 1996
-----------------------  ------------  -----------------
Common Stock...........       112,896        109,679,154
Preference Stock.......         4,178            834,429
Preferred Stock........             0          1,209,419

          The directors and executive officers as a group did not own beneficially in excess of 1% of any class of equity securities of DQE or Duquesne as of February 21, 1996.

          The following list shows all equity securities of DQE and Duquesne beneficially owned, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table as of February 21, 1996:

                           Total            Shares of                  Shares of
                         Shares of        Common Stock/             Duquesne Light
                          Common            Nature of               Co. Preference
                           Stock           Ownership(1)        Stock, Plan Series A (7)
                        -----------  ------------------------  ------------------------
Daniel Berg...........     2,385         735 VP, IP
                                       1,650 Joint, SVP, SIP
Doreen E. Boyce.......     1,570       1,570 VP, IP
Robert P. Bozzone.....    12,900 (2)   5,900 VP, IP
                                       7,000 VP, IP
Sigo Falk.............     3,516 (3)   2,016 VP, IP
                                       1,500 SVP, SIP
William H. Knoell.....     2,685 (4)   1,650 VP, IP
                                       1,035 SVP, SIP
David D. Marshall.....    10,287 (5)  10,287 Joint, SVP, SIP                 539
Robert Mehrabian......     1,655 (6)     155 VP, IP
                                       1,500 SVP, SIP
Thomas J. Murrin......       900         150 VP, IP
                                         750 Joint, SVP, SIP
Robert B. Pease.......     1,516       1,346 VP, IP
                                         170 Joint, SVP, SIP
Eric W. Springer......     2,414       2,414 VP, IP
Wesley W. von Schack..    27,708 (5)  27,708 VP, IP                          543
Gary L. Schwass.......    14,072 (5)  14,072 VP, IP                          541
Dianna L. Green.......    14,088 (5)  14,088 VP, IP                          543
Victor A. Roque.......       342         342 VP, IP                          107

(1) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(2) 7,000 of these shares are held by a foundation established for charitable purposes, for which Mr. Bozzone is the trustee but not an income beneficiary.

(3) 1,500 of these shares are held by a trust in which Mr. Falk is an income beneficiary but not a trustee.

(4) 1,035 of these shares are held by a trust in which Mr. Knoell is a trustee and the income beneficiary.

(5) The amounts shown as owned by Messrs. von Schack, Marshall, and Schwass, Ms. Green and Mr. Roque do not include shares of Common Stock which they have the right to acquire within 60 days of February 21, 1996 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amounts: 249,047; 76,796; 42,677; 54,102; and 3,938;
     respectively, and all executive officers as a group:  582,662 shares.

(6) 1,500 of these shares are held by a Keogh trust in which Dr. Mehrabian is the sole trustee; he and his spouse are the beneficiaries.

(7) The preference shares are held by the ESOP trustee for DQE's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The preference shares are convertible share-for-share into DQE Common Stock or cash on retirement, termination of employment, hardship, death, or disability.

Directors' Fees and Plans


     Directors who are not employees receive an annual Board retainer of $15,000 in cash for service to DQE and its affiliates, payable in twelve monthly installments, and 150 shares of DQE Common Stock. Each director also receives a fee of $1,000 for each Board and committee meeting attended. Directors who are employees of Duquesne or any of its affiliates receive no fees for their services as directors.

     Each director under the age of 72 who is not an employee may elect under a directors' deferred compensation plan to defer a percentage of his or her director's remuneration until after termination of service as a director. Deferred compensation may be received in one to ten annual installments commencing, with certain exceptions, on the 15th day of January of the year designated by the participant. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank's prime lending rate. Daniel Berg and Robert Mehrabian elected to participate in the Plan for 1995.

     A directors' retirement plan is in place to assure that compensation arrangements for outside directors are adequate to attract and retain highly qualified individuals. Under the plan, an eligible director will receive monthly benefits equal to the monthly retainer in effect at the time of retirement from the Board for a period equal to the total months of service on the DQE and Duquesne Boards but no longer than 120 months. Payment of benefits commences, unless deferred, on the first day of the month following retirement.

     As part of its overall program to promote charitable giving, the Company has a directors' Charitable Giving Program funded by Company-owned life insurance policies on the directors. Directors are paired, and upon the death of the second of the two directors, the Company will donate up to five hundred thousand dollars each to one or more qualifying charitable organizations recommended by each of the two directors and reviewed and approved by the Employment and Community Relations Committee. A director must have service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for an incremental donation. The program does not result in any material cost to the Company.


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Dr. Boyce and Messrs. Bozzone and Falk. No member of the Compensation Committee was at any time during 1995 or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.